Exhibit 10.18

SECOND AMENDMENT TO THE

FIRST SUPPLEMENTAL PLAN TO THE

DYNEGY INC. SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc., an Illinois corporation (“Dynegy Illinois”) and certain subsidiaries and affiliated entities have heretofore established the Dynegy Inc. Severance Pay Plan (the “Plan”);

WHEREAS, Dynegy Illinois has heretofore adopted the First Supplemental Plan to the Dynegy Inc. Severance Pay Plan (the “First Supplement”) on behalf of itself and all of its subsidiaries and affiliated entities that participate in the Plan;

WHEREAS, Dynegy Illinois has entered into that certain Plan of Merger, Contribution and Sale Agreement by and among Dynegy Illinois, LSP GEN Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc., executed September 14, 2006, (the “Merger Agreement”);

WHEREAS, pursuant to the transactions contemplated in the Merger Agreement, Dynegy Illinois will become a wholly-owned subsidiary of a newly formed Delaware corporation, named “Dynegy Inc.”, and Dynegy Illinois will thereafter be renamed “Dynegy Illinois Inc.”, as of the Effective Time specified in the Merger Agreement (the “Effective Time”);

WHEREAS, after the completion of the transactions contemplated in the Merger Agreement, Dynegy Inc. will become the sponsor of the Plan and as a result, the “Change in Control” definition contained in the Plan will be amended accordingly and such amended definition will be applicable with respect to events occurring after the Effective Time;

WHEREAS, the Compensation and Human Resources Committee of the Board of Directors of Dynegy Illinois desires to amend the First Supplement as follows;

NOW, THEREFORE, the First Supplement is hereby amended as follows, effective as provided below:

1. Section I of the First Supplement is hereby amended by changing the definition of “Dynegy” to “Dynegy Inc., a Delaware corporation”, effective immediately after the Effective Time.

2. Section II.A of the First Supplement is hereby amended as follows, effective March 30, 2007:

“A. ‘Board’ shall mean the Board of Directors of Dynegy

3. Section II.B of the First Supplement is hereby amended in its entirety to provide as follows, effective immediately after the Effective Time:

“B. ‘Change in Control’ shall mean the occurrence of any of the following events: (1) a merger of Dynegy with another entity, a consolidation involving Dynegy, or the sale of all or substantially all of the assets or equity interests of Dynegy to another entity if, in any such case, (a) the holders of equity securities of Dynegy immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to sixty percent (60%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Dynegy immediately prior to such event or (b) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of Dynegy, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a ‘group’ as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than twenty percent (20%) (which percentage shall be increased to forty percent (40%) in the case of ownership or control by Chevron Corporation or a ‘group’ of which Chevron Corporation is a part) of the combined voting power of the outstanding securities of, (a) if Dynegy has not engaged in a merger or consolidation, Dynegy, or (b) if Dynegy has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Compensation and Human Resources Committee of the Board) adopts a resolution declaring that a Change in Control has occurred. For purposes of the ‘Change in Control’ definition, (a) ‘resulting entity’ in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Dynegy receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (b) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term ‘Dynegy’ shall refer to the resulting entity and the term ‘Board’ shall refer to the board of directors (or comparable governing body) of the resulting entity. Notwithstanding the foregoing, for all stock option, restricted stock, phantom stock, performance unit and all other equity-based awards, granted on or after April 2, 2007, the ‘Change in Control’ definitions contained in the instruments granting such awards shall be controlling and operative for all purposes of this First Supplemental Plan related to such awards, including, but not limited to, Sections III(A)(3) and IV of the First Supplemental Plan.”

4. Section III(A)(3) of the First Supplement is hereby amended in its entirety to provide as follows, effective March 30, 2007; provided, however, that the following amendment to Section III(A)(3) of the First Supplement, which is being adopted as a good faith effort to comply with Internal Revenue Code Section 409A (“Section 409A”) and the regulations or other guidance promulgated thereunder, shall not apply with respect to the extension of the exercise period previously provided under Section III(A)(3) of the First Supplement with respect to any existing stock options which qualify for any transition relief under regulations or other guidance issued by the Internal Revenue Service pursuant to Code Section 409A:

“(3) All of the Severed Participant’s outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted by his Employer(s) shall become fully vested and immediately exercisable in full on the date of a Change in Control and such stock options shall remain exercisable from such date for the lesser of: (1) the mandatory exercise period specified in the particular stock option agreements that would otherwise be triggered by the termination of such Severed Participant, provided, however, that such exercise period shall be extended to the maximum exercise extension period permitted under Code section 409A and the regulations and guidance promulgated thereunder, not to exceed five (5) years from the date of such Change in Control, or (2) such period of time (which period of time may end as early as the consummation of a Change in Control) as the Board of Directors may determine in connection with or in contemplation of a Change in Control in the exercise of its discretion under the applicable stock option plans, with respect to which the Board of Directors has the discretion to, among other things, require the surrender of stock options (which surrender may be in exchange for a cash-payment, if applicable) and to cancel such stock options upon the consummation of a Change in Control as further described in the applicable stock option plans;”

5. Section IV of the First Supplement is hereby amended in its entirety to provide as follows, effective March 30, 2007:

“IV. Equity-Based Awards. Any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to a Participant shall immediately vest upon a Change in Control. If a Participant becomes a Severed Participant after his stock options have vested under this Section IV, the stock option exercise provisions of Subsection III(A)(3) shall apply upon such Participant becoming a Severed Participant.”

6. Except as modified herein, the First Supplement shall remain in full force and effect.

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EXECUTED this 30th day of March, 2007.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	Executive Vice President – Administration

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